UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.       )
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☐	Soliciting Material Pursuant to 240.14a-12
Terra Industries Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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     On October 22, 2009, Terra Industries Inc. sent the following letter to its employees:
Dear Fellow Terra Employee:
You have noticed a number of public announcements Terra has made recently. The note below outlines:
1.	What employees who own shares of Terra common stock (including through Terra’s 401(k) Plan) can expect in the coming weeks leading up to our Annual Meeting;

2.	The rationale behind Terra’s planned purchase of certain Agrium assets;

3.	Our planned fourth quarter special cash dividend of $7.50 per share; and

4.	Our recent and ongoing refinancing activities.
FOR TERRA EMPLOYEE SHAREHOLDERS
All holders of Terra common stock as of October 9, 2009 should have recently received or will soon receive materials relating to Terra’s Annual Meeting scheduled for November 20, 2009. One of the issues before shareholders is the election of Directors to Terra’s Board. Terra has nominated for re-election to our Board: Chairman Henry R. Slack, Martha O. Hesse and Dennis McGlone. Terra’s Board unanimously recommends shareholders vote FOR the election of Terra’s three Directors on the WHITE proxy card accompanying your proxy statement.
•	If you hold your shares outside of Terra’s 401(k) Plan, you may vote by phone, Internet or mail.

•	If you hold your shares through Terra’s 401(k) Plan, you cannot vote by phone or Internet. We urge you to complete, sign, date and return the WHITE voting instruction card by mail as soon as possible. Instructions on how to vote your shares are included on the WHITE voting instruction card you received. If you need help voting, please call MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).
In addition to receiving Terra’s proxy materials, you may receive (or may have already received) materials from CF Industries Holdings, Inc. (“CF”). As you may know, CF is asking Terra shareholders to elect three of its nominees, in opposition to your Board’s nominees, in an effort to advance its merger proposal, which your Board has thoroughly considered and rejected as inadequate and not in the best interests of Terra and our shareholders. Terra’s Board urges shareholders to discard any CF proxy statement you may receive and to not vote CF’s blue proxy card.
You may receive several mailings of proxy materials. If you send back several cards, only the LAST one received will count as your vote.
TERRA’S PLANNED ACQUISITION OF AGRIUM ASSETS
On October 19, 2009, Terra announced that we signed an agreement to purchase a 50% interest in Agrium Inc.’s (“Agrium”) Carseland, Alberta, Canada nitrogen production facility and certain U.S. assets for approximately $250 million (see news release.) The acquisition of the Agrium assets is contingent upon Terra’s successful completion of our recently announced refinancing activities (see RECENT REFINANCING ACTIVITIES, below), Agrium’s acquisition of CF and the satisfaction of certain other closing conditions.
Our Board and Senior Management team believe this purchase is an excellent investment for Terra because:
▪	the acquisition would further the execution of Terra’s pure-play nitrogen strategy;

▪	the Carseland facility has access to cost-advantaged natural gas;

▪	the transaction would broaden Terra’s North American footprint;

▪	the Carseland facility produces upgraded products from ammonia, consistent with Terra’s long-term strategy; and

▪	the transaction would be immediately accretive to Terra’s shareholders.
TERRA’S PLANNED FOURTH QUARTER 2009
SPECIAL CASH DIVIDEND OF $7.50 PER SHARE
On September 24, 2009, Terra announced that it intends to pay shareholders a $7.50 per share special cash dividend during the fourth quarter (see news release). Terra currently has approximately $1 billion in cash on its balance sheet, and our Board believes that this special dividend would return significant value to our shareholders, while enabling us to continue financing our ongoing operations and pursuing growth opportunities. Please note that the special dividend has not yet been declared by the Board and that declaration and payment of this dividend is subject to Terra’s successful completion of our recently announced refinancing activities (see RECENT REFINANCING ACTIVITIES, below).
Some of you have raised questions about how the special dividend would be distributed to employees who hold Terra shares through Terra’s 401(k) Plan. We expect that the special dividend will be treated as an ordinary dividend, and reinvested into the Terra Stock Fund in your 401(k) Plan. To see the full InfoSource Q&A, please click here.
RECENT REFINANCING ACTIVITIES
Terra has also recently been engaged in refinancing activities to recalibrate our balance sheet. Currently, we have approximately $330 million in debt and approximately $1 billion in cash. Upon successful completion of the refinancing, and after payment of the planned $7.50 per share special dividend, Terra would have approximately $600 million in debt and approximately $450 million in cash, part of which could be used to fund the planned Agrium acquisition described earlier. We are undertaking these actions because:
▪	many of our shareholders have expressed their belief—and our Board and Senior Management Team agree—that we have been carrying excess cash on our balance sheet;

▪	before Terra can declare and pay the $7.50 per share special dividend, we need to complete the repurchase of our existing $330 million in bonds, which we expect to accomplish prior to the end of the month; and

▪	credit markets have recently improved in a manner that makes the timing right for this refinancing.
We believe that once the new financing is in place, Terra will continue to have a strong balance sheet with significant cash reserves, which will enable Terra to maintain our focus on executing our strategy, capitalizing on opportunities to grow our business and enhancing shareholder value.
* * *
On behalf of Terra’s Board and Senior Management Team, I want to thank you for your continued hard work and commitment to Terra. I have been incredibly impressed by your unrelenting focus on the job at hand and dedication to our customers. I look forward to working together and continuing to deliver quality products to our customers and creating meaningful value for our shareholders.
If you have questions about this communication or any of the matters discussed here, please contact Joe Ewing, our Vice President of Investor Relations, at (712) 277-7305. You can also direct any of your questions to InfoSource, so that we can ensure that your questions and their answers are available to all Terra employees.
Sincerely,
Mike Bennett
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on

April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. In particular, statements about Terra’s plans or intentions regarding the refinancing, the declaration and payment of the special cash dividend and the completion of the acquisition of Agrium assets and the benefits to Terra from such acquisition are forward-looking statements and may not necessarily occur. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	the risk that Terra’s planned debt financing will not be consummated,

•	the risk that the tender offer for Terra Capital, Inc.’s existing notes will not be completed,

•	the risk that the closing of the acquisition of Agrium assets, which is conditioned on the completion of Agrium’s unsolicited bid for CF, may not occur,

•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulations,

•	changes in agricultural regulations and

•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K, in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.